Exhibit 10.8

FOURTH AMENDMENT

TO THE ENERGY PARTNERS, LTD.

CHANGE OF CONTROL SEVERANCE PLAN

This fourth amendment (this “Fourth Amendment”) to Energy Partners, Ltd. Change of Control Severance Plan, as amended by the certain First, Second and Third Amendments thereto (the “CIC Plan”) is effective as of April 29, 2009 as follows:

WHEREAS, Energy Partners, Ltd., (the “Company”) has established the Plan to promote the long-term financial interests and growth of the Company and its affiliates by attracting and retaining professionals with the training, experience and ability to enable them to make a substantial contribution to the success of the Company, and to provide severance benefits upon certain involuntary terminations of employment in connection with a change of control of the Company;

WHEREAS, Section 9 of the CIC Plan allows the board of directors of the Company to amend the plan without the approval of the stockholders of the Company prior to the occurrence of a “Change of Control” within the meaning of the CIC Plan;

WHEREAS, the board of directors of the Company has determined that a “Change of Control” within the meaning of the CIC Plan has not occurred prior to the date hereof;

WHEREAS, the Company desires to amend the definition of “Change of Control” under the CIC Plan to exclude the occurrence of the Company’s entrance into Chapter 11 bankruptcy and related events as a trigger of the “Change of Control” definition pursuant to the plan; and

WHEREAS, the proposed amendment to the CIC Plan is allowed pursuant to its terms.

NOW, THEREFORE, BE IT RESOLVED, that effective as of the date set forth above, the CIC Plan shall be amended so that Section 2(c), shall be amended and restated in its entirety as follows:

(c) “Change of Control” means and shall be deemed to have occurred if:

any person (within the meaning of the Exchange Act), other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 25 percent or more of the total voting power of all the then-outstanding Voting Securities; or

the individuals who, as of the effective date of the Plan, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the effective date of the Plan or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

a merger, consolidation, recapitalization or reorganization of the Company or a Subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a Subsidiary is consummated, other than (A) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a Subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 50 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (B) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving entity outstanding immediately after such transaction; or

the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

Notwithstanding anything to the contrary in this Section 2(c) above, however, neither the Company’s filing of a voluntary petition for relief under title 11 of the United States Code, 11 U.S.C. §§ 101-1532, nor any transactions that arise out of or occur in relation to such a filing, including but not limited to, (a) any issuance of equity or other securities of the Company, (b) any merger, consolidation, recapitalization or reorganization of the Company, (c) any changes in the constitution of the stockholders, or (d) any change in the membership of the Board, in each case occurring during the pendency of, or pursuant to the consummation of a plan of reorganization approved in, or otherwise upon the termination of, any such proceeding under title 11, shall constitute a “Change of Control” for purposes of this Section 2(c).

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Fourth Amendment as set forth below.

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper
Executive Vice President